Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement') is made and entered into as of November [__], 2016, by and among theMaven Network, Inc., a Nevada corporation (“Maven”) and Integrated Surgical Systems, Inc., a Delaware corporation, the parent of Maven (“Integrated”) (collectively, Maven and Integrated as the “Company”) and William C. Sornsin, Jr. an individual (the “Employee”). This Agreement shall be effective upon the closing of the Share Exchange Agreement between Maven, Integrated and the Shareholders. This Agreement replaces and supersedes the prior employment letter agreement between the Maven and the Employee, dated July 18, 2016.

WHEREAS, the Company desires to employ the Employee as its Chief Operating Officer, and the Employee desires to accept this offer of employment, effective as of the Effective Date.

WHEREAS, the Company and the Employee have determined that the terms and conditions of this Agreement are reasonable and in their mutual best interests and accordingly desire to enter into this Agreement in order to provide for the terms and conditions upon which the Employee shall be employed by the Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1.

TERMS OF EMPLOYMENT

1.1 Employment and Acceptance.

(a) Employment and Acceptance. On and subject to the terms and conditions of this Agreement, the Company shall employ the Employee and the Employee hereby accepts such employment. The term of the Employee's employment pursuant to this Agreement (the “Term”) shall commence on July 18, 2016 (the “Effective Date”) and shall have a term of three years, unless sooner terminated as hereinafter provided. The Term shall be extended only through the execution, by both parties, of a written amendment to this Agreement, in which case references to the Term shall refer to the Term as so amended.

(b) Responsibilities and Duties. The Employee shall serve as the Chief Operating Officer of the Company during the Term. The Employee's duties as Chief Operating Officer shall consist of such duties and responsibilities as are consistent with the Employee's position, including but not be limited to, (i) assisting CEO in management of the business to achieve the financial and strategic goals established by the Board, (ii) development and operational oversight of budget, (iii) product management for the company’s digital media products, (iv) implementation of best practices in all of the Company's operational programs, and (v) supervising all operational personnel of the Company.

(c) Authority. The Employee shall have the authority to perform such acts as are necessary or advisable to fulfill the duties as set forth in Section 1.1 (b) hereof and shall have such additional powers at the Company as may from time to time be prescribed by the Board.

(d) Reporting. The Employee shall report directly to the Company’s Chief Executive Officer.

(e) Performance of Duties / Travel. With respect to his duties hereunder, at all times, the Employee shall be subject to the instructions, control, and direction of the Board, and act in accordance with the Company's Certificate of Incorporation, Bylaws and other governing policies, rules and regulations, except to the extent that the Employee is aware that such documents conflict with applicable law. The Employee shall devote his business time, attention and ability to serving the Company on an exclusive and full-time basis as aforesaid and as the Board may reasonably require, except during holidays, vacations, illness or accident, or as may be otherwise approved from time to time by the Board in writing. The Employee shall also travel as required by his duties hereunder and shall comply with the Company's then-current travel policies as approved by the Board.

(f) Indemnification / Insurance. Throughout and after the Term, Employee will be covered by all applicable Directors and Officers insurance and indemnification provided by the Company’s insurance policies, the Company's By-Laws and by state law in connection with his duties as an officer and potentially as director hereunder.

1.2 Compensation and Benefits.

(a) Annual Salary. The Employee shall receive an annual salary of $250,000 for each year of the Term (the 'Annual Salary'). The Annual Salary shall be payable on a semi-monthly basis or such other payment schedule as used by the Company for its senior level employees from time to time, less such deductions as shall be required to be withheld by applicable law and regulation and consistent with the Company's practices. The Annual Salary payable to the Employee will be reviewed annually by the Board.

(b) Equity Incentive Compensation. In connection with the initial formation of the Company and pursuant to a founder stock purchase agreement (referred as the “Founder Agreement”), the Employee previously purchased from the Company 435,000 shares of common stock of the Company at $0.001 per share, which at the time of purchase represented the current fair market value of a share of common stock, and which aggregate shares represent 14.5% of the initial fully diluted capitalization table as of the founding of the Company, prior to any capital invested. Once capital is invested, all stock of the Company will be subject to dilution on a “pro-rata” basis. The initial pro-forma capitalization table is Attachment A. The Founder Agreement also subjected the Employee’s stock to reverse vesting over a 36 month period, beginning as of August 1, 2016, with certain terms and restrictions. The Board and Employee further acknowledge and agree that they are contemplating entering into an agreement (the “Share Exchange Agreement”) with an unrelated company, pursuant to which the Employee and other shareholders of the Company will exchange their shares of common stock in the Company for shares of common stock in the new company (the “Exchanged Shares”), which new company will then be the sole parent of the Company (the “Share Exchange Transaction”). As part of the Share Exchange Transaction, the Employee will: (i) deposit 35% of his Exchanged Shares into an escrow account to serve as an indemnity against undisclosed liabilities of the Company (if any), and also to serve as incentive compensation associated with specific Company performance goals, such that the failure to achieve the goals will enable the new company to purchase the Exchanged Shares for an amount less than their fair market value (as described in the escrow agreement). In connection with depositing the Exchanged Shares into escrow, the Employee may file an election under Section 83(b) of the Code. Except as described in the Founder Agreement, Share Exchange Agreement and the associated escrow agreement, the Employee will have complete ownership and full enjoyment of his shares of common stock in the Company. In addition, the Employee’s Exchanged Shares will be considered free from the reverse vesting restrictions of the Founder Agreement upon a termination of employment by the Company for any reason other than “Cause,” as defined below, or upon a termination by the Employee for Good Reason, or due to Death or Permanent Incapacity. To avoid uncertainty, the Employee’s Exchanged Shares will be affected by the reverse vesting restrictions described in item (i) if prior to July 31, 2019 the Company terminates him for Cause or he voluntarily terminates for other than Good Reason. However, in the event that Company purports to terminate Employee for Cause or he voluntarily terminates for what the Company contends is other than Good Reason, Employee shall have complete ownership and full enjoyment of his shares of common stock in the Company and shall not be divested of the Exchanged Shares, or any rights associated therewith, unless and until there has been a final determination by a court of competent jurisdiction that there was, in fact, Cause for termination or that the voluntary termination was for other than Good Reason.

(c) Expenses. The Employee shall be reimbursed for all ordinary and necessary out-of-pocket business expenses reasonably and actually incurred or paid by the Employee in the performance of the Employee’s duties during the Term in accordance with the Company's policies upon presentation of such expense statements or vouchers or such other Supporting information as the Company may require.

(d) Benefits. The Employee shall be entitled to fully participate in all benefit plans that are in place and available to senior level employees of the Company from time to time, including, without limitation, medical, dental, vision and life insurance (if offered), in each case subject to the general eligibility, participation and other provisions set forth in such plans.

(e) Paid Time Off. During the Term, the Employee shall be entitled to Paid Time Off (PTO) based on the company’s policy for all new hires, so long as such time off does not interfere with Employee’s ability to properly perform his duties as Chief Executive Officer of the Company. Employee will start accruing 120 hours of PTO each year per the Company’s PTO policy. The total PTO will be prorated for the first year.

1.3 Termination of Employment.

(a) Termination for Cause. The Company may terminate the Employee's employment at any time for Cause, without any requirement of a notice period and without payment of any compensation of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice). Upon payment of the amounts set forth in this subsection, the Employee shall not be entitled to any severance benefits or payments (other than those required under subsection (f) hereof), including any payment under the terms of the Plan.

(b) Permanent Incapacity. In the event of the Permanent Incapacity of the Employee, his employment may thereupon be terminated by the Company without payment of any Severance of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice); provided that, in the event of the Employee's termination pursuant to this subsection, subject to Section 2.9 hereof, the Company shall pay or cause to be paid to the Employee (i) the amounts prescribed by subsection (f) below through the date of Permanent Incapacity, and (ii) the amounts specified in any benefit and insurance plans applicable to the Employee as being payable in the event of the permanent incapacity or disability of the Employee, such sums to be paid in accordance with the provisions of those plans as then in effect.

(c) Death. If the Employee's employment is terminated by reason of the Employee's death, the Employee's beneficiaries or estate will be entitled to receive and the Company shall pay or cause to be paid to them or it, as the case may be, (i) the amounts prescribed by Subsection (f) below through the date of death, and (ii) the amounts specified in any benefit and insurance plans applicable to the Employee as being payable in the event of the death of the Employee, such sums to be paid in accordance with the provisions of those plans as then in effect.

(d) Termination by Employee. The Employee may terminate his employment with the Company upon giving 30 days’ written notice or such shorter period of notice as the Company may accept. If the Employee resigns for Good Reason, the Employee shall receive the severance benefits required under subsection (e) hereof. If the Employee resigns for any reason not constituting Good Reason, the Employee shall not be entitled to any severance benefits (other than those required under subsection (f) hereof).

(e) Termination without Cause or by the Employee for Good Reason. If the Employee's employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason, the Employee shall be entitled to receive, a lump sum payment equal to three (3) months of the Employee's then current Annual Salary. Except as provided in the last sentence of this subsection (e), the payment described in this subsection is the only severance payment or payment in lieu of notice that the Employee will be entitled to receive under this Agreement (other than payments due under subsection (f) hereof) in the event of the termination of his employment on the basis contemplated in this paragraph. Any payment pursuant to this subsection shall be paid, subject to applicable withholding if any, within month of the termination date. Any right of the Employee to payment pursuant to this subsection shall be contingent on Employee signing a standard form of release agreement with the Company (which release shall not include any restrictions on post-termination activities other than with respect to Proprietary Information as defined herein).

(f) Earned Salary and Un-Reimbursed Expenses. In the event that any portion of the Employee's Annual Salary has been earned but not paid or any reimbursable expenses have been incurred by the Employee but not reimbursed, in each case to the date of termination of his employment, such amounts shall be paid to the Employee within 30 days following such date of termination.

(g) Statutory Deductions. All payments required to be made to the Employee, his beneficiaries, or his estate under this Section shall be made net of all deductions required to be withheld by applicable law and regulation. The Employee shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and taxes on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Code Section 409A, neither the Company nor its employees, directors, or their agents shall have any obligation to hold the Employee harmless from any or all of such taxes or associated interest or penalties.

(h) Fair and Reasonable, etc. The parties acknowledge and agree that the payment provisions contained in this Section are fair and reasonable, and the Employee acknowledges and agrees that such payments are inclusive of any notice or pay in lieu of notice or vacation or severance pay to which she would otherwise be entitled under statute, pursuant to common law or otherwise in the event that his employment is terminated pursuant to or as contemplated in this Section 1.3.

(i) Plan. Any payments due to Employee under the Plan upon the occurrence of any termination event referenced in subsections (b), (c), (d) or (e) above shall be determined exclusively by the provisions of the Plan.

1.4 Restrictive Covenants.

(a) Non-competition / Non-solicitation. The Employee recognizes and acknowledges that his services to the Company are of a special, unique and extraordinary nature that cannot easily be duplicated. Further, the Company has and will expend substantial resources to promote such Services and develop the Company's Proprietary Information. Accordingly, in order to protect the Company from unfair competition and to protect the Company's Proprietary information, the Employee agrees that, so long as the Company continues to pay him his Base Salary at the then current rate for a period of up to two (2) years following the termination of his employment with the Company other than for Cause, he will not engage as an employee, consultant, owner or operator for any business, a principal component of which is the operation and monetization of a business which competes directly with the Company's Business, which shall include expert-led online interest groups and communities and related products and monetization, and shall explicitly include these named companies: Scout Media/Scout.com, Rivals.com and 247 Sports. While Employee renders services to the Company, he also agrees that he will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring away any employee of the Company. Employee also agrees not to solicit, induce or encourage or attempt to solicit, induce or encourage, either directly or indirectly, any employees of the Company to leave the employ of the Company for a period of one (1) year from the date of his termination with the Company for any reason. The non-competition provisions of this Section 1.4 (a) shall not apply to the Employee in the event of (a) the termination of the Employee's employment by the Company without Cause or (b) the termination of the Employee's employment by the Employee for Good Reason.

(b) Any material breach of the terms of this Section 1.4 by the Employee shall be considered Cause.

(c) Confidential Information. The Employee recognizes and acknowledges that the Proprietary information is a valuable, special and unique asset of the Company's Business. In order to obtain and/or maintain access to the Proprietary information, which Employee acknowledges is essential to the performance of his duties under this Agreement, the Employee agrees that, except with respect to those duties assigned to him by the Company, the Employee: (i) shall hold in confidence all Proprietary Information; (ii) shall not reproduce, use, distribute, disclose, or otherwise misappropriate any Proprietary Information, in whole or in part; (iii) shall take no action causing, or fail to take any action necessary to prevent causing, any Proprietary information to lose its character as Proprietary information, and (iv) shall not make use of any such Proprietary information for the Employee’s own purposes or for the benefit of any person, business or legal entity (except the Company) under any circumstances; provided that the Employee may disclose such Proprietary Information to the extent required by law; provided, further that, prior to any such disclosure, (A) the Employee delivers to the Company written notice of such proposed disclosure, together with an opinion of counsel regarding the determination that such disclosure is required by law and (B) the Employee provides an opportunity to contest such disclosure to the Company. The provisions of this subsection will apply to Trade Secrets for as long as the applicable information remains a Trade Secret and to Confidential information,

(d) Ownership of Developments. All Work Product shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Employee for hire for the Company within the meaning of Title 7 of the United States Code. To the extent the Work Product may not be considered work made by the Employee for hire for the Company, the Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Employee may have in such Work Product. Upon the request of the Company, the Employee shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

(e) Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Employee or otherwise coming into the Employee's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Employee's employment hereunder or on the Company's request at any time.

(f) Acknowledgment by the Employee. The Employee acknowledges and confirms that: (i) the restrictive covenants contained in this Section 1.4 are reasonably necessary to protect the legitimate business interests of the Company; (ii) the restrictions contained in this Section 1.4 (including, without limitation, the length of the term of the provisions of this Section 1.4) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind; and (iii) the Employee's entry into this Agreement and, specifically this Section 1.4, is a material inducement and required condition to the Company’s entry into this Agreement.

(g) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 1.4 is invalid of more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 1.4 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(h) Survival. The provisions of this Section 1.4 shall survive the termination of this Agreement.

(i) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in this Section l.4 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 1.4 by the Employee or any of his Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

1.5 Definitions. The following capitalized terms used herein shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” shall mean this Agreement, as amended from time to time,

“Annual Salary” shall have the meaning specified in Section 1.2(a).

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean the Employee's (a) willful misconduct which is materially detrimental to the Company and which continues for 30 days after receipt of written notice thereof from the Board, (b) breach of fiduciary duty involving personal profit, (c) intentional failure to perform stated duties which is materially detrimental to the Company and which continues for 30 days after receipt of written notice thereof from the Board, (d) conviction or plea of nolo contendere for a felony, (e) any act of embezzlement or fraud committed by the Employee, or (f) material breach of this Employment Agreement, which if capable of being cured by Employee, is not done so within 30 business days of receipt of written notice thereof from the Board (this subsection shall include Employee's failure to comply with the terms of the Company's Legal and Financial Controls Guidelines, a copy of which has been delivered to the Employee). Cause shall not include performance-related failure or general dissatisfaction with Employee’s performance, including by reason of the Company's failure to meet specified operating objectives or profit targets.

“Code” shall have the meaning of the Internal Revenue Code of 1986, as it may be amended from time to time.

“Company” shall have the meaning specified in the introductory paragraph hereof; provided that, (i) “Company' shall include any successor to the Company to the extent provided under Section 2.6 and (ii) for purposes of Section 1.5, the term "Company' also shall include any existing or future subsidiaries of the Company that are operating during any of the time periods described in Section 1.1(a) and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described in Section 1.1(a).

“Company's Business” shall mean the business of owning and operating a network of expert-led online interest groups and communities, associated web and mobile application products enabling access to such network, and monetization of such business through membership fees, advertising, commerce etc.

“Confidential Information” shall mean any information belonging to or licensed to the Company, regardless of form, other than Trade Secrets, which is valuable to the Company and not generally known to competitors of the Company, including, without limitation, all online research and marketing data and other analytic data based upon or derived from such online research and marketing data.

“Good Reason” shall mean any of the following events, which has not been either consented to in advance by the Employee in writing or cured by the Company within a reasonable period of time, not to exceed 30 days, after the Employee provides written notice within 60 days of the initial existence of one or more of the following events: (i) a material reduction in the Employee's Annual Salary as the same may be increased from time to time; (ii) a material breach of the Agreement by the Company; (iii) a material diminution or reduction in the Employee's responsibilities, duties or authority, including reporting responsibilities in connection with his employment with the Company, and including Employee’s removal from Board; or (iv) requiring the Employee to take any action which would violate any federal or state law and such violation would materially and demonstrably damage the Employee’s reputation. Good Reason shall not exist unless the Employee separates from Service within 90 days following the initial existence of the condition or conditions that the Company has failed to cure.

“Permanent Incapacity” shall mean a physical or mental illness or injury of a permanent nature which prevents the Employee from performing her essential duties and other services for which he is employed by the Company under this Agreement for a period of 90 or more continuous days or 90 or more non-continuous days within a 120 day period, as verified and confirmed by Written medical evidence reasonably satisfactory to the Board.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Proprietary Information” shall mean the Trade Secrets, the Confidential Information and all physical embodiments thereof, as they may exist from time to time.

“Term” shall have the meaning specified in Section 1.1(a).

“Trade Secrets” means information belonging to or licensed to the Company, regardless of form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, financial, marketing or other business plan, lists of actual or potential customers or suppliers, or any other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

“Work Product” means all copyrights, patents, trade secrets, or other intellectual property fights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Employee during the course of performing work for the Company or its clients and relating to the Company’s business.

ARTICLE 2.

MISCELLANEOUS PROVISIONS

2. Further Assurances. Each of the parties hereto shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take Such other actions, as Such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

2.2 Notices. All notices hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, (b) national prepaid overnight delivery service, (c) facsimile transmission (following with hard copies to be sent by prepaid overnight delivery Service) or (d) personal delivery with receipt acknowledged in writing. All notices shall be addressed to the parties hereto at their respective addresses as set forth below (except that any party hereto may from time to time upon fifteen days’ written notice change his address for that purpose), and shall be effective on the date when actually received or refused by the party to whom the same is directed (except to the extent sent by registered or certified mail, in which event such notice shall be deemed given on the third day after mailing).

If to the Company:

theMaven Network, Inc., 5048 Roosevelt Way NE, Seattle, WA 98105

If to the Employee:

Mr. William C. Sornsin, Jr.

2.3 Headings. The underlined or boldfaced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement,

2.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

2.5 Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Washington (without giving effect to principles of conflicts of laws), except to the extent preempted by federal law.

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in King County, Washington.

2.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Employee shall not assign this Agreement or any of his rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the Company.

2.7 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties to this Agreement further agree that in the event Employee prevails on any material claim (in a final adjudication) in any legal proceeding brought against the Company to enforce his rights under this Agreement, the Company will reimburse Employee for the reasonable legal fees incurred by Employee in connection with such proceeding.

2.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the Waiver of statutory claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

2.9 Code Section 409A Compliance. To the extent amounts or benefits that become payable under this Agreement on account of the Employee's termination of employment (other than by reason of the Employee's death) constitute a distribution under a “nonqualified deferred compensation plan” within the meaning of Code Section 409A ("Deferred Compensation”), the Employee's termination of employment shall be deemed to occur on the date that the Employee incurs a "separation from Service' with the Company within the meaning of Treasury Regulation Section 1.409A-1(h). If at the time of the Employee's separation from service, the Employee is a "specified employee' (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i)), the payment of such Deferred Compensation shall commence on the first business day of the seventh month following Employee's separation from Service and the Company shall then pay the Employee, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement during the first six months following the Employee's separation from service had the Employee not been a specified employee. Thereafter, the Company shall pay Employee any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. If any expense reimbursement by the Employee under this Agreement is determined to be Deferred Compensation, then the reimbursement shall be made to the Employee as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. Any reimbursement amount provided in one year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit. In addition, if any provision of this Agreement would subject the Employee to any additional tax or interest under Code Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Employee to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

2.10 Amendments. This Agreement may not be amended, modified, altered or Supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

2.1. Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, Void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law,

2.12 Parties in Interest. Except as provided herein, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

2.13 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the Subject matter hereof and Supersedes all prior agreements, team sheets and understandings among of between the parties relating to the Subject matter hereof.

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

THE COMPANY:

theMaven Network, Inc.

By:

Name:

Title:

Integrated Surgical Systems, Inc.

By:

Name:

Title:

THE EMPLOYEE:

William C. Sornsin, Jr.